Exhibit 10.1

KEVIN E. LORD Executive Vice President & Chief Human Resources Officer 1211 Avenue of the Americas, New York, NY 10036

[NAME]
[ADDRESS]

Dear [NAME],

The Board of Directors has authorized an extension of the Term of your March 19, 2019 Employment Agreement to [END DATE], including an amendment to add “other than subsection (ii) thereof” to the conclusion of the third sentence of section 6(c) and to delete the fourth sentence of section 6(c). [Further, beginning [DATE] and for the duration of the Term, your base salary under section 4(a) shall be $[_________] and your annual SAP target award under section 4(c) shall be $[_________].]
If you agree to the foregoing, please countersign and date below.

Sincerely,

/s/ Kevin E. Lord

Accepted and Agreed:

[NAME]

Date